Pricing Supplement No. 48  Dated July 29, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)


Principal Amount: $25,000,000

CUSIP: 61687Y BP1

Trade Date: July 29, 1997

Settlement Date: August 13, 1997

Maturity Date:  August 13, 2007

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): 100.0%

Net Proceeds to Issuer:  99.95%

Interest Rate (per annum): 3-month LIBOR + 0.55%, subject to a Maximum Interest Rate of 8.25%.
Intermediation calculations rounded to five decimal places;
Coupon rounded to three decimal places.

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (X)  LIBOR (Telerate)         (  )  Other:
     (  )  Prime Rate

Interest Payment Date(s): November 13, February 13, May 13
and August 13 of each year, commencing November 13, 1997

Record Date(s): (X) The fifteenth day (whether or not a Business Day) next preceding each Interest Payment Date.
               (  )  Other

Initial Interest Rate Per Annum: Rate on the second Business
Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (  )  Semi-Annual
( ) Monthly (X ) Quarterly (30/360 with no adjustment to period end date for calculation purposes.)

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly
     ( X ) Quarterly (30/360 with no adjustment to period end date
     for calculation purposes)   (  )  Semi-annually
     (  )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second Business Day preceding the
Interest Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: Quarterly: November 13, February 13, May 13 and
August 13 of each year, (whether or not a Business Day) commencing November 13, 1997.

Interest Calculation:
     (X)  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): +.55%              Spread Multiplier: N/A

Index Maturity: 3 months                Index Currency: N/A

Maximum Interest Rate: 8.25%            Minimum Interest Rate:  0.00%

Calculation Date if other than stated in the Prospectus
Supplement: N/A

Right of Payment:
     (  )  Subordinated       (X)  Unsubordinated

Day Count Basis:  ( X)  30/360 with no adjustment to
                        period end date for calculation purposes
                        (Commercial Paper Rate Notes,
                         Federal Funds Rate Notes, Prime Rate
                         Notes and LIBOR Notes)
                  (   )  Actual  (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
         (   )  Certificated Note

Denomination: $500,000 with $5,000 integral multiples thereafter.

Redemption:
(  )  The Notes may not be redeemed prior to stated maturity.
(X) The Notes may not be redeemed prior to August 13, 1999. The notes may be redeemed at the option of the Company upon at least 15 calendar days notice, in whole but not in part, on August 13, 1999 and each Interest Payment Date thereafter (subject to Business Day convention described in the Prospectus Supplement) at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption.

Optional Redemption Date(s): August 13, 1999 and each
Interest Payment Date thereafter (subject to Business Day convention described in the Prospectus Supplement)

Initial Redemption Date: August 13, 1999 (subject to
Business Day convention described in the Prospectus
Supplement)
Initial Redemption Percentage: See above
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Repayment Date Prices: N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X) No

Amortization Schedule: N/A

Original Issue Discount: N/A

     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s): (X)  First Trust of New York, National Association
                     (   )  Morgan Guaranty Trust Company of New York

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL
HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS
SUPPLEMENT OR THE PROSPECTUS.